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Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of VIVUS, Inc.

1.
VIVUS UK Limited (United Kingdom), a wholly owned subsidiary of VIVUS, Inc.

2.
VIVUS BV Limited (Netherlands), a wholly owned subsidiary of VIVUS, Inc.

3.
Vivus Limited (Bermuda), a wholly owned subsidiary of VIVUS, Inc.

4.
Vivus International, L.P. (Bermuda), General Partner Vivus Limited

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  Exhibit 21.1
LIST OF SUBSIDIARIES